Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 58,831,792.64	0.0001531	$ 9,007.15
Fees Previously Paid
	Total Transaction Valuation:	$ 58,831,792.64
	Total Fees Due for Filing:			$ 9,007.15
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 9,007.15
Offering Note
[1]	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of July 31, 2025, of $24.8587. This amount is based upon the offer to purchase up to 2,366,648 common shares of beneficial interest, par value $0.01 per share, of Ares Core Infrastructure Fund. The amount of filing fee is calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A